UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000
(Registrant’s telephone number, including area code)

____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 20, 2012 CyberOptics Corporation initiated a plan to reduce its global workforce by approximately 30 employees. Expenses for contract workers will also be reduced. Anticipated severance and restructuring expense in the fourth quarter of 2013 associated with the workforce reduction is expected to total approximately $700,000.

The workforce reduction was undertaken in response to soft sales, particularly SMT inspection systems. Since a material near term recovery in sales is not anticipated, CyberOptics is strengthening its commitment to cost control to minimize losses and cash consumption and focus on market support of its product lines. Annual expense savings starting in the first quarter of 2014 associated with the global workforce reduction and other cost containment actions is anticipated to total approximately $2.0 million. Some portion of the anticipated savings may be used to fund new growth initiatives in future periods.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we achieve in 2013; the level of revenue and profit or loss we achieve in 2014; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION

By	/s/ Jeffrey A. Bertelsen
Jeffrey A. Bertelsen, Chief Financial Officer

Dated: November 21, 2013